Exhibit 11.1



                 ENERGY CONVERSION DEVICES, INC. and SUBSIDIARY

                   COMPUTATION OF EARNINGS (LOSSES) PER SHARE

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


                                                    1998             1997             1996
                                                    ----             ----             ----
Basic
   Weighted average number of shares
      outstanding                                11,116,619       10,729,802        9,370,841

   Net income (loss)                           $(16,664,999)    $(17,954,612)      $1,054,269

        Net income (Loss) Per Share            $      (1.50)    $      (1.67)      $      .11
                                               =============    =============      ==========

Diluted
   Weighted average number of shares
      outstanding                                11,116,619       10,729,802        9,370,841
   Weighted average shares for dilutive
      securities                                          0                0        1,515,067
                                               ------------     ------------       ----------
        Average number of shares
           Outstanding and potential
           dilutive shares                       11,116,619       10,729,802       10,885,908

   Net income (loss)                           $(16,664,999)    $(17,954,612)      $1,054,269

        Net Income (Loss) Per Share            $      (1.50)    $      (1.67)      $      .10
                                               =============    =============      ==========



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